THE TAIWAN FUND, INC. REVIEW
March 2006

HSBC Investment (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371
Portfolio Review

Market review:
The Taiwan Stock Exchange Index (“TAIEX”) rose by 0.8% in U.S. dollar terms in March, mainly due to the rebound of the electronics sector. Both local institutions and proprietary traders remained net sellers and net sold NT$10.7 billion and NT$0.5 billion, respectively. Foreign investors were net sellers and net sold NT$7.1 billion. On the economic front, Taiwan’s leading indicators edged up marginally by 0.1% month on month, after revisions that showed that January’s indicators slipped from December rather than edging up as originally reported. The details tell a story of a healthy external economy but a muted domestic situation, consistent with other recent macroeconomic indicators. Exports rebounded strongly in February as a result of more business days in February 2006 than the same month last year, due to the change in dates for the Lunar New Year holiday. Exports increased 26% year on year and were in line with market expectations. Recent trade numbers support a broadly positive outlook with continued solid external demand appearing to support strong export growth. In terms of sector performance, steel (+4.1%) and technology (+3.1%) outperformed other sectors in March due to healthy end demand and the strong technology industry outlook. On the other hand, automobile (-10.1%) and financial (-5.8%) were underperformers in March due to the weak automobile sales in March and the escalating problems for cash and credit cards.
Fund Performance Review:
The Fund outperformed its benchmark by 5.0% in March. Overweight positions in the Integrated Circuit (“IC”) design sector and the Printed Circuit Board (“PCB”) substrate sector contributed positively. Underweight positions in the foundry sector negatively contributed to the performance.
Investment Strategy:
Despite the historically slow season in the first quarter of each year, revenues of companies in foundry/packaging, components, and consumer electronics related fields, picked up in March and they have enjoyed good order visibility. Our forecast of 23% earnings growth of the whole market is mainly driven by the technology sector. The first quarter of 2006 could be the low point of the year for many companies. We are anticipating that companies in the above-mentioned sectors will continue to deliver stronger than expected sales momentum and to enjoy good earnings in 2006. We plan to remain moderately aggressive in our investment strategy considering the good earnings growth momentum of the technology sector so far in 2006, especially the packaging, handset components, consumer electronics and IC design sectors. Those sectors may benefit from strong global consumer demand for products such as laptops, handsets, LCD TVs, MP3 players, and game consoles. Within the technology sector, we plan to underweight the PC sector, as the second quarter historically is the slow season. For non-technology sectors, we plan to remain underweight in the industrial cyclical sectors, such as petrochemical, paper and textile, based on the anticipation of a downtrend in these sectors in the coming year. We plan to have a neutral position in the steel sector as steel prices have been rising in the past few weeks. We expect the banking sector will remain underweight as the cash card issue and the planned bankruptcy law issue continues to depress share price performance.

Total Fund Sector Allocation

As of 03/31/06	% of	% of
	Total Fund	TAIEX
Semiconductor Manufacturing	17.4 1	4.91
Electronic Components	15.9	3.15
PC & Peripherals	15.8	16.24
Telecommunication	13.2	11.84
IC Design	12.0	4.14
TFT-LCD	7.9	4.57
Financial Services	5.6	16.13
Plastics	4.2	9.67
Iron & Steel	2.6	2.85
Electronics	1.2	1.75
Electric & Machinery	0.6	1.13
Transportation	0.0	2.08
Memory IC	0.0	2.00
Others	0.0	1.70
Textiles	0.0	1.30
Chemicals	0.0	1.29
Automobile	0.0	1.06
Construction	0.0	0.95
Wholesale & Retail	0.0	0.73
Foods	0.0	0.71
Rubber	0.0	0.50
Elec. Appliance & Cable	0.0	0.49
Glass & Ceramics	0.0	0.29
Paper & Pulp	0.0	0.29
Tourism	0.0	0.23
Computer Service and Software	0.0	0.00
Cement	0.0	0.00
Biotech	0.0	0.00
Securities	0.0	0.00
Total	96.4	100.00
Cash	3.6

Technology	83.4	58.60
Non-Technology	7.4	25.27
Financial	5.6	16.13

Total Net Assets: US$288.05Million

Top 10 Holdings of Total Fund Portfolio

As of 3/31/06	% of Total Portfolio
Hon Hai Precision Industry Co. Ltd.	6.70

Media Tek, Inc.	6.45

Taiwan Semiconductor Manufacturing Co.	4.69

Tripod Technology Corp.	4.31

Siliconware Precision Industries Co.	4.08

Catcher Technology Co. Ltd.	4.01

High Tech Computer Corp.	3.82

Epistar Corp.	3.73

Kinsus Interconnect Technology Corp.	3.64

Foxconn Technology Co. Ltd.	3.42

Total	44.85

NAV: US$17.60          Price: US$16.10          Discount:-8.52%
No. of Shares: 16.4Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index
One Month	5.58	0.77	0.77
Fiscal Year to Date (c)	19.63	10.61	10.89
One Year	22.03	6.89	11.19
Three Years	22.60	17.89	21.61
Five years	3.99	2.91	N/A	(d)
Ten Years	3.06	0.99	N/A	(d)
Since Inception	10.37	10.61	N/A	(d)
(a) Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.
(b) Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.
(c) The Fund’s fiscal year commences on September 1.
(d) The TAIEX Total Return Index commenced 1/1/2003.

Premium/Discount of TWN

Market Data

	As of 02/28/06	As of 03/31/06
TAIEX	6561.63	6613.97
% change in NTD terms	0.45	0.80
% change in USD terms	-1.00	0.82
NTD Daily avg. trading volume (In Billions)	93.60	90.58
USD Daily avg. trading volume (In Billions)	2.88	2.79
NTD Market Capitalization (In Billions)	15763.12	15534.37
USD Market Capitalization (In Billions)	482.75	478.59
FX Rate: (NT$/US$)	32.451	32.459

Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Victor Shih
Deputy Fund Manager: Steven Chan

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